Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. ANNOUNCES NEW EVP, MERCHANDISING,
VISUAL MERCHANDISING AND PLANNING AT JASMINESOLA

New York, New York - July 13, 2006 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 538 stores and parent company of Jasmine Company, Inc. (“JasmineSola”) announced today that Christine Munnelly has been appointed to the position of Executive Vice President responsible for Merchandising, Visual Merchandising and Planning for JasmineSola. Christine is an experienced and talented merchant who has held senior merchandising positions over the past three years at New York & Company, and prior to her association with the Company, she was at Macy’s East, a division of Federated Department Stores where she was Vice President, Merchandise Manager of Junior Sportswear and Dresses.

Christine replaces Stacey Manganella, Executive Vice President of Merchandising and Planning of JasmineSola, who resigned on June 27, 2006. Additionally, Ms. Munnelly assumes the responsibilities for Visual Merchandising which had reported previously to Luciano Manganella, former President of JasmineSola, with whom the Company is now involved in litigation. The Company has initiated a search for a President of JasmineSola.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. The Company currently operates 538 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.